Exhibit 99(a) Press Release

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2017

Board of Directors Authorizes 14 Percent Increase
in Quarterly Cash Dividend from $0.07 to $0.08 Per Share

HIGH POINT, N.C. (December 1, 2016) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter and six months ended October 30, 2016.

Fiscal 2017 Second Quarter Highlights

▪	Net sales were $75.3 million, down 2.1 percent, with mattress fabric sales up 0.2 percent and upholstery fabric sales down 5.4 percent, as compared with the same quarter last year.

▪	Pre-tax income was $7.2 million, up 16.5 percent compared with $6.1 million in the second quarter of fiscal 2016.

▪	Net income (GAAP) was $4.5 million, or $0.36 per diluted share, compared with net income of $3.8 million, or $0.30 per diluted share, in the prior year period.

▪
Adjusted net income (non-GAAP) was $5.9 million, or $0.47 per diluted share, for the current quarter, compared with $5.2 million, or $0.41 per diluted share, for the second quarter of fiscal 2016.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).

▪
Cash and cash equivalents, short term investments and long term investments held-to-maturity totaled $47.4 million, up $5.3 million from last fiscal year end, with no outstanding balance on the company’s line of credit as of October 30, 2016. The $47.4 million was achieved despite spending $10.6 million on capital expenditures and dividends during the first six months of this fiscal year.

▪	The company announced a 14 percent increase in its quarterly cash dividend from $0.07 to $0.08 per share, or $0.32 per share on an annualized basis, commencing in the third quarter of fiscal 2017.

Fiscal 2017 Year to Date Highlights

▪	Net sales were $156.0 million, down 0.7 percent, with mattress fabric sales up 3.0 percent and upholstery fabric sales down 6.1 percent compared with the same period a year ago.

▪	Pre-tax income was $15.7 million, compared with $13.6 million for the same period last year, representing a 15.9 percent increase.

▪	Net income (GAAP) was $9.8 million, or $0.78 per diluted share, compared with net income of $8.5 million, or $0.68 per diluted share, in the prior year period.

▪	Adjusted net income (non-GAAP) was $12.9 million, or $1.03 per diluted share, compared with $11.4 million, or $0.92 per diluted share, for the prior year period.

▪	Annualized consolidated return on capital was 34 percent, compared with 32 percent for the same period a year ago.

▪	Capital expenditures for the year to date period totaled $6.3 million, almost all of which related to the mattress fabrics segment, compared with $5.3 million a year ago.

▪
During the first half of fiscal 2017, the company paid $4.3 million in dividends, of which $2.5 million was for a special dividend. Since June 2011, the company has returned a total of $44.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

▪
The projection for third quarter fiscal 2017 is for overall sales to be flat to slightly lower than the previous year’s third quarter.  Pre-tax income for the third quarter of fiscal 2017 is expected to be in the range of $6.7 million to $7.3 million.  Pre-tax income for the third quarter of fiscal 2016 was $7.2 million.

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CFI Announces Results for Second Quarter Fiscal 2017

December 1, 2016

Overview

For the second quarter ended October 30, 2016, net sales were $75.3 million, compared with $77.0 million a year ago.  The company reported net income of $4.5 million, or $0.36 per diluted share, for the second quarter of fiscal 2017, compared with net income of $3.8 million, or $0.30 per diluted share, for the second quarter of fiscal 2016.

Given the volatility in the income tax area during fiscal 2016 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for two to three more years, due to approximately $18.0 million in U.S. net operating loss carryforwards as of the end of fiscal 2016.  For the second quarter of fiscal 2017, adjusted net income was $5.9 million, or $0.47 per diluted share, compared with $5.2 million, or $0.41 per diluted share, for the second quarter of fiscal 2016.  On a pre-tax basis, the company reported income of $7.2 million compared with pre-tax income of $6.1 million for the second quarter of fiscal 2016.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Overall, our second quarter sales were slightly lower than the same quarter of last year, reflecting softness in the retail market for home furnishings.  However, in spite of lower sales, we are pleased with the strong operating performance in both businesses, excellent free cash flow and high returns on capital.  We have continued to drive product innovation and creativity and leverage the strength of our efficient manufacturing platform with favorable results.  We have also realized the benefits of our recent capital improvement projects in the mattress fabrics business.  Importantly, we have the financial strength to continue to make the strategic investments to enhance our operations and support our growth objectives.

“We are also pleased that our financial performance and strong balance sheet have enabled us to increase our quarterly cash dividend by 14 percent from $0.07 to $0.08 per share, or $0.32 per share on an annualized basis.  Notably, we have consistently increased our quarterly dividend every year since we reinstated the dividend in June 2012 at an annualized rate of $0.12 per share.  This action is consistent with our capital allocation strategy and confirms our commitment to generate value for our shareholders,” added Saxon.

Mattress Fabric Segment

Mattress fabric sales for the second quarter were $45.5 million, up slightly compared with $45.4 million for the second quarter of fiscal 2016.

“We are pleased with our overall performance for the second quarter, especially in light of challenging market conditions,” said Iv Culp, president of Culp’s mattress fabrics division.  “We continued to execute our strategy in a difficult environment and have outperformed current industry trends.  Our strategic focus on design creativity and innovation has been a key advantage in meeting changing customer demand with a diverse product offering, including mattress fabrics and covers, across all price points.  Our mirrored manufacturing platform, technical expertise and expanded reactive capacity, support our strategy with outstanding customer service and delivery performance.

“We have made excellent progress in our operating results through the first half of fiscal 2017, demonstrating the strength of our business model and consistent execution of our strategic plan.  These improved results reflect the benefits of our capital investments over the past year including increased capacity via newer, more efficient equipment, enhanced finishing capabilities and better overall throughput.  We also benefited from lower raw material costs in the second quarter compared with a year ago.  We are near completion with the latest expansion projects in our North Carolina facilities to enhance production capacity and significantly improve our distribution capabilities.  In addition, we are planning further consolidation and equipment relocation to streamline our production platform to more effectively support our continuous improvement initiatives and long-term growth strategy.  We are also making progress with our Canadian expansion project, including new equipment installations and enhanced finishing capabilities. Importantly, our new Canadian distribution platform, expected to commence operations in the fourth quarter of fiscal 2017, will allow us to ship directly to our customers in Canada.  Together, these major investments will significantly enhance our ability to serve all of our customers and strengthen Culp’s leadership position in North America.

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CFI Announces Results for Second Quarter Fiscal 2017

December 1, 2016

“From product design to final delivery, we are executing our diversification strategy to offer a full complement of fabrics and sewn covers.  CLASS, our mattress cover business, had a strong performance in the second quarter, and we are excited about the sales potential ahead to expand our business.  We believe mattress cover opportunities exist with our traditional customers, and we are also reaching new markets, especially the fast growing Internet bedding space.

“We are also in the final planning stages for expanding our mattress cover capacity with another production facility in a low-cost labor country.  This new location, which is expected to commence operations in the first half of next fiscal year, will complement our existing production capabilities with a mirrored platform and enhance our ability to meet customer demand while remaining cost-competitive.

“Importantly, we believe Culp has a strong competitive position, and we will be strategic in targeting customers who value our innovation and compelling value proposition.  We remain confident in our ability to execute our strategy and drive our long-term operating performance,” Culp concluded.

Upholstery Fabric Segment

Sales for this segment were $29.8 million for the second quarter of fiscal 2017, down 5.4 percent compared with sales of $31.5 million in the second quarter of fiscal 2016.

“Our upholstery fabric sales for the second quarter of fiscal 2017 reflected softer retail demand for residential furniture,” noted Boyd Chumbley, president of Culp’s upholstery fabric division. “However, in spite of the challenging sales environment, we are pleased with our overall operating performance.  We have continued to drive innovation and creativity as we execute our product-driven strategy.  Our global platform supports this strategy with the flexibility to meet changing customer demand trends and provide exceptional quality and service. China produced fabrics accounted for 93 percent of Culp’s upholstery fabric sales for the second quarter.

“Our creative designs and innovative products continue to distinguish the Culp brand in the marketplace.  We had an excellent showing at the recent October furniture market.  We are especially pleased with the favorable customer response to our latest ‘performance’ line of highly durable, stain-resistant fabrics.  We have recently launched a new marketing campaign to promote this innovative product line, and we remain optimistic about the sales opportunities for Culp,” added Chumbley.

Balance Sheet

“We have maintained a strong financial position through the first half of fiscal 2017, even while investing $6.3 million of capital expenditures mostly in our mattress fabrics business and returning $4.3 million to shareholders in regular and special dividends,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “As of the end of the second quarter, we reported $47.4 million in cash and cash equivalents, short-term investments and long-term investments held-to-maturity, up $5.3 million from $42.1 million at the end of last fiscal year.  We are also pleased that we paid off our outstanding line of credit during the quarter.

“Free cash flow was $9.5 million for the first half of fiscal 2017, compared with $6.4 million for the same period in fiscal 2016.  The year over year improvement in free cash flow was due primarily to increased earnings and improved working capital management, especially inventory management.  We expect to have another strong year of free cash flow in fiscal 2017, even with the anticipated high level of capital expenditures and modest growth in working capital,” added Bowling.

Dividends and Share Repurchases

The company also announced that the Board of Directors approved a 14 percent increase in the company’s quarterly cash dividend from $0.07 to $0.08 per share, or $0.32 per share on an annualized basis.  This payment will be made on January 17, 2017, to shareholders of record as of January 3, 2017.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

The company did not repurchase any shares during the first half of fiscal 2017, leaving $5.0 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, the company has returned a total of $44.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

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CFI Announces Results for Second Quarter Fiscal 2017

December 1, 2016

Outlook

Commenting on the outlook for the third quarter of fiscal 2017, Saxon remarked, “We expect overall sales to be flat to slightly lower as compared with the third quarter of last year, primarily reflecting the timing of the Chinese New Year on our upholstery fabrics business.

“Mattress fabrics sales are expected to be slightly higher than the same period a year ago.  Operating income and margins in this segment are expected to be slightly higher compared to a year ago.

“In our upholstery fabrics segment, we expect both sales and operating income to be moderately lower than the same period a year ago.  The timing of the Chinese New Year holiday will have a greater impact on our business in the third fiscal quarter as the holiday occurs in January this coming year as opposed to February last year.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2017 in the range of $6.7 million to $7.3 million.  Pre-tax income for last year’s third quarter was $7.2 million.

“Looking at the full year, capital expenditures for fiscal 2017 are projected to be approximately $12 million, mostly related to expansion and efficiency improvement projects for mattress fabrics.  Additionally, the company expects another strong year of free cash flow.”

In closing, Saxon remarked, “In spite of a more challenging retail environment for home furnishings experienced during this quarter, we are pleased with our results to date for fiscal 2017, with a strong operating performance for both businesses.  Our creative designs and ability to consistently innovate have distinguished our products in the marketplace, and we have done an excellent job in meeting the changing demands of our customers.  At the same time, we continue to identify new market opportunities and make strategic investments in our business to enhance our competitive position.  Importantly, we have the financial strength to support our growth strategy and, at the same time, reward our shareholders.  Looking ahead, we are cautiously optimistic about the potential for improved demand in the home furnishings industry given the recent uptick in consumer confidence and the improvement in other economic indicators.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This release contains contain “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 15, 2016, for the fiscal year ended May 1, 2016.In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for Second Quarter Fiscal 2017

December 1, 2016

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	October 30,	November 1,	October 30,	November 1,
	2016	2015	2016	2015

Net sales	$75,343,000	$76,956,000	$156,026,000	$157,141,000
Income before income taxes	$7,159,000	$6,144,000	$15,706,000	$13,552,000
Net income	$4,475,000	$3,771,000	$9,789,000	$8,471,000
Net income per share:
Basic	$0.36	$0.31	$0.80	$0.69
Diluted	$0.36	$0.30	$0.78	$0.68

Adjusted net income	$5,885,000	$5,179,000	$12,910,000	$11,424,000
Adjusted net income per share
Basic	$0.48	$0.42	$1.05	$0.93
Diluted	$0.47	$0.41	$1.03	$0.92

Average shares outstanding:
Basic	12,308,000	12,343,000	12,297,000	12,310,000
Diluted	12,507,000	12,484,000	12,495,000	12,481,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Six Months Ended
	October 30,	November 1,	October 30,	November 1,
	2016	2015	2016	2015

Income before income taxes	$7,159,000	$6,144,000	$15,706,000	$13,552,000
Adjusted income taxes (2)	$1,274,000	$965,000	$2,796,000	$2,128,000
Adjusted net income	$5,885,000	$5,179,000	$12,910,000$	11,424,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $18 million in net operating loss carryforwards as of May 1, 2016.  Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 17.8% for fiscal 2017 and 15.7% for fiscal 2016.

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CFI Announces Results for Second Quarter Fiscal 2017

December 1, 2016

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Six Months Ended October 30, 2016, and November 1, 2015
(Unaudited)
(Amounts in Thousands)

		SIX MONTHS ENDED

		Amounts
		October 30,	November 1,
		2016	2015

Consolidated Effective GAAP Income Tax Rate	(1)	37.7%	37.5%

Non-Cash U.S. Income Tax Expense		(19.6)%	(21.5)%

Non-Cash Foreign Income Tax Expense		(0.3)%	(0.3)%

Consolidated Adjusted Effective Income Tax Rate	(2)	17.8%	15.7%

	THREE MONTHS ENDED
	As reported		October 30, 2016	As reported		November 1, 2015
	October 30,		Proforma Net	November 1,		Proforma Net
	2016	Adjustments	of Adjustments	2015	Adjustments	of Adjustments

Income before income taxes	$7,159	$-	$7,159	$6,144		$6,144

Income taxes (3)	2,684	$(1,410)	1,274	2,373	$(1,408)	965
Net income	$4,475	$1,410	$5,885	$3,771	$1,408	$5,179

Net income per share-basic	$0.36	$0.11	$0.48	$0.31	$0.11	$0.42
Net income per share-diluted	$0.36	$0.11	$0.47	$0.30	$0.11	$0.41
Average shares outstanding-basic	12,308	12,308	12,308	12,343	12,343	12,343
Average shares outstanding-diluted	12,507	12,507	12,507	12,484	12,484	12,484

	SIX MONTHS ENDED
	As reported		October 30, 2016	As reported		November 1, 2015
	October 30,		Proforma Net	November 1,		Proforma Net
	2016	Adjustments	of Adjustments	2015	Adjustments	of Adjustments

Income before income taxes	$15,706	$-	$15,706	$13,552	$-	$13,552

Income taxes (3)	5,917	$(3,121)	2,796	5,081	$(2,953)	2,128
Net income	$9,789	$3,121	$12,910	$8,471	$2,953	$11,424

Net income per share-basic	$0.80	$0.25	$1.05	$0.69	$0.24	$0.93
Net income per share-diluted	$0.78	$0.25	$1.03	$0.68	$0.24	$0.92
Average shares outstanding-basic	12,297	12,297	12,297	12,310	12,310	12,310
Average shares outstanding-diluted	12,495	12,495	12,495	12,481	12,481	12,481

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for Second Quarter Fiscal 2017

December 1, 2016

Reconciliation of Free Cash Flow
For the Six Months Ended October 30, 2016, and November 1, 2015
(Unaudited)
(Amounts in thousands)

	Six Months Ended	Six Months Ended
	October 30, 2016	November 1, 2015

Net cash provided by operating activities	$16,602	$11,204
Minus: Capital expenditures	(6,308)	(5,255)
Add: Proceeds from the sale of equipment	-	225
Minus: Purchase of long-term investments (Rabbi Trust)	(929)	(864)
Add: Excess tax benefits related to stock-based compensation	167	838
Effect of exchange rate changes on cash and cash equivalents	(38)	271

Free Cash Flow	$9,494	$6,419

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CFI Announces Results for Second Quarter Fiscal 2017

December 1, 2016

Reconciliation of Return on Capital
For the Six Months Ended October 30, 2016, and November 1, 2015
(Unaudited)
(Amounts in thousands)

	Six Months Ended		Six Months Ended
	October 30, 2016		November 1, 2015

Consolidated Income from Operations	$15,973		$13,760
Average Capital Employed (2)	93,019		87,372

Return on Average Capital Employed (1)	34.3%		31.5%

Average Capital Employed

	October 30, 2016	July 31, 2016	May 1, 2016

Total assets	$179,127	$183,360	$175,142
Total liabilities	(43,178)	(51,925)	(46,330)

Subtotal	$135,949	$131,435	$128,812
Less:
Cash and cash equivalents	(13,910)	(45,549)	(37,787)
Short-term investments	(2,430)	(2,434)	(4,359)
Long-term investments- Held-To-Maturity	(31,050)	-	-
Long-term investments - Rabbi Trust	(4,994)	(4,611)	(4,025)
Income taxes receivable	-	-	(155)
Deferred income taxes - non-current	(581)	(1,942)	(2,319)
Income taxes payable - current	513	358	180
Income taxes payable - long-term	3,734	3,779	3,841
Deferred income taxes - non-current	1,699	1,532	1,483
Line of credit	-	7,000	-
Deferred compensation	5,171	5,031	4,686
Total Capital Employed	$94,101	$94,599	$90,357

Average Capital Employed (2)	$93,019

	November 1, 2015	August 2, 2015	May 3, 2015

Total assets	$168,947	$166,880	$171,300
Total liabilities	(45,972)	(48,155)	(51,873)

Subtotal	$122,975	$118,725	$119,427
Less:
Cash and cash equivalents	(31,176)	(25,933)	(29,725)
Short-term investments	(6,320)	(6,336)	(10,004)
Long-term investments - Rabbi Trust	(3,279)	(2,893)	(2,415)
Income taxes receivable	(75)	(142)	(229)
Deferred income taxes - non-current	(3,415)	(4,406)	(5,169)
Current maturities of long-term debt	-	2,200	2,200
Income taxes payable - current	305	392	325
Income taxes payable - long-term	3,655	3,634	3,792
Deferred income taxes - non-current	1,206	1,072	982
Deferred compensation	4,421	4,280	4,041
Total Capital Employed	$88,297	$90,593	$83,225

Average Capital Employed (2)	$87,372

Notes:

(1)
Return on average capital employed represents operating income for the six month period ending October 30, 2016, or November 1, 2015, times two quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments - Held-To-Maturity, long-term investments - Rabbi Trust, current maturities of long-term debt, line of credit, noncurrent deferred income tax assets and liabilities, income taxes receivable and payable, and deferred compensation.

(2)
Average capital employed used for the six months ending October 30, 2016, was computed using the three quarterly periods ending October 30, 2016,
July 31, 2016, and May 1, 2016.
Average capital employed used for the six months ending November 1, 2015 was computed using the three quarterly periods ending November 1, 2015,
August 2, 2015, and May 3, 2015.

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